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                                                                     Exhibit 4.5

                            GLOBAL ENERGY GROUP, INC.

                        CERTIFICATE OF DESIGNATION OF 6%
                      REDEEMABLE PREFERRED STOCK, SERIES B,
                 SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
                         SUCH SERIES OF PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law, Global Energy Group, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY
CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on January 29, 2004 duly adopted the following resolution creating a series of Preferred Stock designated as 6% Redeemable Preferred Stock, Series B, and such resolution has not been modified and is in full force and effect on the date hereof:

         RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Charter, a series of the class of authorized Preferred Stock, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1.        Designation and Number; Ranking

         (a) Designation. The shares of such series shall be designated as 6% Redeemable Preferred Stock, Series B (the "Series B Preferred"). The number of authorized shares of the Series B Preferred shall be 4,525,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Series B Preferred or shares of Series B Preferred to be issued pursuant to the Series B Purchase Agreement.

         (b) Ranking. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank on a parity with the Parity Stock and prior to all classes and series of Junior Stock of the Corporation now or hereafter authorized.

         (c) Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10.

Section 2.        Dividends and Distributions.

         (a) Series B Dividends. The holders of shares of Series B Preferred, in preference to the holders of shares of Common Stock and of shares of all other Junior Stock (if any) of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at an annual rate per share of Series B Preferred equal to 6.00% of the Liquidation Preference with respect to such share per annum ("Series B Dividend Rate"), calculated on the basis of a 360-day year

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consisting of twelve 30-day months, accruing and payable in equal quarterly payments, in immediately available funds, on the last day of March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing as to each share of Series B Preferred on the first Quarterly Dividend Payment Date to occur after the Issue Date of such share; provided that the dividend payable on the first Quarterly Dividend Payment Date to occur after the Issue Date of each share of Series B Preferred shall be computed based on the number of days prior to the date that such share has been issued and outstanding.

         (b) Dividend Arrearage. If as of any Quarterly Dividend Payment Date there is a Dividend Arrearage (as hereinafter defined), an additional dividend (the "Additional Dividend") shall accrue on each share of the Series B Preferred for the period from such Quarterly Dividend Payment Date through the earlier of (x) the date on which such Dividend Arrearage is paid pursuant to the terms hereof in full and (y) the next succeeding Quarterly Dividend Payment Date, in an amount equal to the product of the Series B Dividend Rate and (ii) the amount of such Dividend Arrearage as of such Quarterly Dividend Payment Date. For purposes of this Section 2(b), "Dividend Arrearage" shall mean, with respect to each share of Series B Preferred, as of any Quarterly Dividend Payment Date, the excess, if any of (i) the sum of all dividends theretofore accrued on such share in accordance with Section 2(a) (including those accrued as of and including such Quarterly Dividend Payment Date) plus all Additional Dividends, if any, theretofore accrued on such share in accordance with this
Section 2(b) (including those accrued as of and including such Quarterly Dividend Payment Date), over (ii) all dividends actually paid (but only to the extent so paid) pursuant to the terms hereof with respect to such share on or before such Quarterly Dividend Payment Date.

         (c) Accrual of Dividends. Dividends payable pursuant to Section 2(a) with respect to any share of Series B Preferred shall begin to accrue and be cumulative from the Issue Date of such share, and shall accrue on a daily basis, in each case whether or not declared. Dividends paid on the shares of Series B Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of Series B Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (d) Other Dividends. In addition to the dividends or distributions on the Series B Preferred described in Section 2(a), in the event that the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) to holders of Common Stock, then the Board of Directors shall declare and the holder of each share of Series B Preferred shall be entitled to

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Certificate of Designation
Series B Preferred Stock
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receive a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of ten shares of Common Stock. Any such amount shall be paid to the holders of shares of Series B Preferred at the same time such dividend or distribution is made to holders of Common Stock.

Section 3.        Voting Rights.

         In addition to any voting rights provided by law, the holders of shares of Series B Preferred shall have the following voting rights:

         (a) Generally. So long as any shares of Series B Preferred are outstanding, each share of Series B Preferred shall entitle the holder thereof to vote (in person or by proxy), at every special or annual meeting of stockholders, on each matter voted on by holders of Common Stock. The holders of shares of Series B Preferred together with the holders of Common Stock (and together with the holders of any and all other shares of capital stock of the Corporation entitled to vote on such matter) shall vote as a single class on such matter. With respect to any such vote, each share of Series B Preferred shall entitle the holder thereof to cast ten (10) votes per share.

         (b) Protective Provisions. Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative consent of the holders of at least 50% of the outstanding shares of Series B Preferred shall be necessary to:

                  (i) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any series, class or classes of Senior Stock, Series A Preferred, Series B Preferred, Parity Stock, or Junior Stock (but only if, in the case of Junior Stock, such stock has a mandatory or optional redemption date and any such Junior Stock could be redeemed while any share of Series B Preferred is issued and outstanding), other than pursuant to the Series A Purchase Agreements and/or the Series B Purchase Agreement;

                  (ii) authorize, adopt or approve an amendment to the Charter that would increase or decrease the Liquidation Preference of shares of Series A Preferred or Series B Preferred, or alter or change the powers, preferences or special rights of the shares of Series A Preferred or Series B Preferred or the shares of any class of Parity Stock or Senior Stock;

                  (iii) amend or alter the Charter so as to affect the shares of Series B Preferred adversely, including by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation, by reclassifying any capital stock into Senior Stock or Parity Stock or by amending the terms of any class of Parity Stock or Senior Stock or amending the terms covering redemption of any Junior Stock;

                  (iv) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock;

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Certificate of Designation
Series B Preferred Stock
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                  (v)      incur any indebtedness for borrowed money other than
the Prior Loans and/or the GEAG Loans; or

                  (vi) effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of the Corporation, or the consolidation or merger of the Corporation with or into any other Person (except a wholly-owned subsidiary of the Corporation), or the sale or other distribution to another Person of all or substantially all of the assets of the Corporation; provided, however, that no separate vote or consent of the holders of the Series B Preferred as a class shall be required under this clause (vi) in the case of a recapitalization, reorganization, consolidation or merger of the Corporation if:

                           (A)      the resulting or surviving corporation will
have after such recapitalization, reorganization, consolidation or merger no Senior Stock or Parity Stock either authorized or outstanding (except such Senior Stock or Parity Stock of the Corporation as may have been authorized or outstanding immediately preceding such consolidation or merger, or such stock of the resulting or surviving corporation (having the same powers, preferences and special rights of any such Senior Stock or Parity Stock) as may be issued in exchange therefor),

                           (B)      each holder of shares of Series B Preferred
immediately preceding such recapitalization, reorganization, consolidation or merger will receive in exchange therefor the same number of shares of stock, with the same preferences, rights and powers, of the resulting or surviving corporation, and

                           (C)      after such recapitalization, reorganization,
consolidation or merger the resulting or surviving corporation shall not be in breach of any of the terms hereof.

         (c) Exercise of Voting Rights. The foregoing right of holders of shares of Series B Preferred to take any action as provided in Section 3(b) may be exercised at any annual meeting of stockholders or at a special meeting of holders of shares of Series B Preferred held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

         In connection with the exercise of such right (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the President of the Corporation may call, and upon the written request of holders of record of at least 5% of the outstanding shares of Series B Preferred, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of Series B Preferred (and the holders of any and all other shares of capital stock of the Corporation entitled to vote on the relevant matter or matters). Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

                  (i) At each meeting of stockholders at which the holders of shares of Series B Preferred shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of greater than one-half of the total number of shares of Series B Preferred then outstanding and entitled to vote on the matter shall be necessary

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Certificate of Designation
Series B Preferred Stock
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and sufficient to constitute a quorum of such holders. At any such meeting or at any adjournment thereof:

                           (A)      the absence of a quorum of the holders of
shares of Series B Preferred shall not prevent the election of directors, and the absence of a quorum of the holders of shares of any other class of series of capital stock shall not prevent the taking of any action as provided in this
Section 3; and

                           (B)      in the absence of a quorum of the holders of
shares of Series B Preferred, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

For taking of any action by the holders of shares of Series B Preferred, voting separately as a class, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; provided, however, that shares of Series B Preferred held by the Corporation or any Affiliate of the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in this Section 3.

Section 4.        Certain Restrictions.

         (a) No Dividends. Whenever any accrued dividends (including Additional Dividends) payable on shares of Series B Preferred as provided in
Section 2 have not been paid in full in cash then, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series B Preferred shall have been paid in full in cash or declared and set apart in cash for payment, the Corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock; or
(B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except (i) dividends or distributions paid ratably on the Series B Preferred and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series B Preferred and such Parity Stock are then entitled.

         (b) No Redemption. Whenever dividends payable on shares of Series B Preferred as provided in Section 2(a) are not paid in full in cash then, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series B Preferred shall have been paid in full in cash or declared and set apart in cash for payment, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; provided, however, that (A) the Corporation may accept shares of any Parity Stock or Junior Stock for conversion into Junior Stock and (B) the Corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation contained in such Parity Stock, pro rata with the Series B Preferred in proportion to the total amount then required to be

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Certificate of Designation
Series B Preferred Stock
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applied by the Corporation to redeem, repurchase, convert, exchange or otherwise acquire shares of Series B Preferred and shares of such Parity Stock.

         (c) Subsidiary Action. The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, in compliance with this Certificate of Designation, purchase such shares at such time and in such manner; provided that this provision shall not prohibit sales of shares of capital stock by the Corporation to any third party.

         (d) Prohibited Actions. The Corporation shall not (i) declare or pay dividends, or make any other distributions, on or with respect to any shares of Series B Preferred, (ii) redeem, purchase or otherwise acquire for consideration any shares of Series B Preferred, or (iii) make any distribution in respect of liquidation to the holders of Series B Preferred, in each case if and to the extent prohibited by the terms of any Senior Stock or applicable law.

Section 5.        Redemption.

         (a)      Optional Redemption. Except as otherwise set forth in this
Section 5, the Corporation shall not have any right to redeem any share of Series B Preferred prior to the first anniversary of the Issue Date thereof On and after the first anniversary of the Issue Date, the Corporation shall have the right, at its sole option and election, to redeem any share of Series B Preferred, in whole but not in part, on not less than 10 days notice of the date of redemption (any such date an "Optional Redemption Date") for cash at a price per share (the "Redemption Price") equal to the sum of the (i) Liquidation Preference per share and (ii) any accrued and unpaid dividends thereon (including Additional Dividends), whether or not declared or payable, to the applicable Optional Redemption Date, in immediately available funds. No election to redeem shares pursuant to this paragraph shall have any force or effect unless the applicable Redemption Price is in fact paid in cash at the time of redemption.

         (b)      Mandatory Redemption.

                  (i) To the extent permitted by law and to the extent the Corporation possesses sufficient funds to pay the applicable Redemption Price, the Corporation shall redeem, for cash in the amount of the Redemption Price, on each anniversary of the Issue Date of any share or shares of Series B Preferred (each a "Mandatory Redemption Date"), a number of shares of Series B Preferred equal to the lesser of (a) one-third of the number of shares of Series B Preferred originally issued on such Issue Date, multiplied by the number of years since such Issue Date, minus the number of shares originally issued on such Issue Date but already redeemed, or (b) all shares of Series B Preferred issued and outstanding on such anniversary date. The redemption price for all shares then redeemed shall be a price per share equal to the sum of (x) the Liquidation Preference for such share plus (y) any accrued and unpaid dividends thereon (including Additional Dividends) whether or not declared or payable. Prior to authorizing or making such redemption with respect to the Series B Preferred, the Corporation, by resolution of the Board of Directors shall, to the extent of funds legally available therefor, declare a dividend on the Series B Preferred payable on the Mandatory Redemption Date in an

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Certificate of Designation
Series B Preferred Stock
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amount equal to any accrued and unpaid dividends on the Series B Preferred as of such date (including Additional Dividends) and, if the Corporation does not have sufficient legally available funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the Redemption Price. After paying any accrued and unpaid dividends pursuant to the foregoing sentence, if the funds of the Corporation legally available for redemption of shares of the Series B Preferred then required to be redeemed are insufficient to redeem the total number of such shares then outstanding, then those funds that are legally available shall be used to redeem the maximum possible number of shares of the Series B Preferred. Shares to be redeemed shall be allocated pro rata among the holders of the Series B Preferred based on the number of shares of Series B Preferred held by such holders. At any time and from time to time thereafter, when additional funds of the Corporation are legally available to discharge its obligation to redeem all of the outstanding shares of Series B Preferred required to be redeemed pursuant to this paragraph (the "Mandatory Redemption Obligation"), such funds shall be immediately used to discharge such Mandatory Redemption Obligation until the balance of such shares have been redeemed. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, dividends on any remaining outstanding shares of Series B Preferred shall continue to accrue and be added to the dividend payable pursuant to the second preceding sentence.

                  (ii) Notwithstanding anything to the contrary, as to any share of Series B Preferred and as to any Mandatory Redemption Date, if the preceding paragraph (i) would (but for this paragraph (ii)) require the redemption of such share on such Mandatory Redemption Date, then, upon the written agreement of the Corporation and the holder of such share, such share shall not be subject to redemption and shall not be redeemed on such Mandatory Redemption Date, but shall instead be subject to redemption and shall be redeemed on such subsequent Mandatory Redemption Date as the Corporation and such holder shall agree in writing.

         (c)      Notice.

                  (i) The Corporation will provide notice to holders of record of the Series B Preferred (x) of any redemption pursuant to Section 5(a) or 5(b) not less than 10 nor more than 60 days prior to the date fixed for such redemption (a "Redemption Notice"). Any Redemption Notice provided pursuant to this Section 5( c) shall be provided by first-class mail postage prepaid, to each holder of record of the Series B Preferred, at such holder's address as it appears on the stock transfer books of the Corporation.

                  (ii)     Each Redemption Notice shall state, as appropriate:
(x) the Applicable Optional Redemption Date or Mandatory Redemption Date (each a "Redemption Date"); (y) the number of shares of Series B Preferred to be redeemed and, if fewer than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder; and (z) the applicable Redemption Price.

                  (iii) In addition, each Redemption Notice shall state, as appropriate: (x) the place or places where certificates for such shares are to be surrendered for redemption; (y) the amount of full cumulative dividends per share of Series B Preferred to be redeemed (including

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Certificate of Designation
Series B Preferred Stock
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Additional Dividends) up to but excluding the Applicable Redemption Date, and that dividends on shares of Series B Preferred to be redeemed will cease to accrue on such Redemption Date unless the Corporation shall default in payment of the Applicable Redemption Price; and (z) the name and location of any bank or trust company with which the Corporation will deposit redemption funds pursuant to paragraph (e) below.

Any Redemption Notice that is mailed pursuant to clause (i) shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Preferred receives such notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred.

         (d) Mechanics of Redemption. Upon surrender in accordance with any notice referred to in paragraph (c) above of the certificate for any shares redeemed pursuant to Section S(a) or (b) (duly endorsed or accompanied by appropriate instruments of transfer if so required by the Corporation), the holders of record of such shares shall be entitled to receive the Applicable Redemption Price, without interest, up to but excluding such Redemption Date out of funds legally available therefor. If fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof.

         (e) Redemption Funds. On the date of any redemption being made pursuant to this Section, the Corporation shall, and at any time after mailing the Redemption Notice and before the Applicable Redemption Date the Corporation may, deposit for the benefit of the holders of shares of Series B Preferred to be redeemed the funds necessary for such redemption with a bank: or trust company having a capital and surplus of at least $1 billion, with instructions to such bank: or trust company to pay the full redemption as provided herein to the holders of shares of Series B Preferred upon surrender of certificates for such shares; provided, however, that the making of such deposit shall not release the Corporation from any of its obligations hereunder. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the Applicable Redemption Date shall revert to the general funds of the Corporation and, upon demand, such bank: or trust company shall pay over to the Corporation such unclaimed amounts and thereupon such bank: or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Preferred so redeemed shall look only to the Corporation for the payment of the full redemption amounts, as provided herein.

         (f) Rights After Redemption. Notice of redemption having been given as provided above, upon and during the availability of the deposit pursuant to paragraph (e) of the full redemption amounts as provided herein in respect of all shares of Series B Preferred then to be redeemed, notwithstanding that any certificates for such shares shall not have been surrendered in accordance with paragraph (d), from and after the Applicable Redemption Date:
(i) the shares represented thereby shall no longer be deemed outstanding, (ii) the right to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of such shares of Series B Preferred shall cease and terminate, excepting only the right to receive the full redemption amounts as provided herein without interest thereon. If the funds deposited are not sufficient for redemption of the shares of the Series B Preferred that were to be redeemed, then no certificates

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Series B Preferred Stock
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evidencing such shares shall be deemed surrendered and such shares shall remain outstanding and the rights of holders of shares of Series B Preferred shall continue to be those of holders of shares of the Series B Preferred.

Section 6.        Reacquired Shares.

         Any shares of Series B Preferred exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof all such shares of Series B Preferred shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.001 per share, of the Corporation and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.001 per share, of the Corporation subject to the conditions or restrictions on issuance set forth therein.

Section 7.        Liquidation. Dissolution or Winding Up.

         (a) Effect of Liquidation. If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due (any such event, a "Voluntary Liquidation Event"), or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made:

                  (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series B Preferred shall have received the Liquidation Preference, plus all accrued and unpaid dividends (including Additional Dividends), whether or not declared or currently payable, to the date of distribution, with respect to each share, or

                  (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series B Preferred and all other Parity Stock in proportion to the total amounts to which the holders of all shares of the Series B Preferred and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

         (b) Voluntary Liquidation. For purposes of this Section 7, the holders of a majority of the outstanding shares of the Series B Preferred may elect to have treated as a Voluntary Liquidation Event the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions

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Series B Preferred Stock
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of all or substantially all of the assets of the Corporation, or any other reorganization or business combination of the Corporation.

Section 8.        No Conversion.

         (a) Shares of Series B Preferred shall not be convertible into shares of Common Stock.

Section 9.        Certain Remedies.

         Any registered holder of Series B Preferred shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

Section 10.       Definitions.

         For the purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

         "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided. that for purposes of this Certificate of Designation, neither GEAG nor any of its Affiliates shall be considered an Affiliate of the Corporation.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law or executive order to close.

         "Common Stock" shall mean the common stock, par value $.001 per share, and each other class of capital stock of the Corporation into which such stock is reclassified or reconstituted.

         "Effective Date" shall mean the first date on which any shares of Series B Preferred shall be issued.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

         "Fair Market Value" shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction (assuming that the Common Stock is valued "as if fully distributed" so that, among other things, there is no consideration given for minority investment discounts or discounts related to illiquidity or restrictions on transferability).

Global Energy Group, Inc.
Certificate of Designation
Series B Preferred Stock
Page 10

         "GAAP" shall mean the generally accepted United States accounting principles in effect from time to time.

         "GEAG" shall mean Global Energy Acquisition Group, L.L.C., an Oklahoma limited liability company.

         "GEAG Loan" and "GEAG Loans" shall mean and refer to each loan to the Corporation by, and all indebtedness of the Corporation to, GEAG that is or was incurred by the Corporation on or before the first date on which shares of Series B Preferred are issued and outstanding or pursuant to arrangements in effect on or before such date, along with all interest thereon and other amounts due or payable by the Corporation with respect thereto.

         "Issue Date" shall mean, with respect to any share of Series B Preferred, the original date of issuance of such share of Series B Preferred pursuant to the Series B Purchase Agreement.

         "Junior Stock" shall mean any capital stock of the Corporation other than Senior Stock or Parity Stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred including, without limitation, the Common Stock and, at any time as of which there does not exist a material default by GEAG under the Series B Purchase Agreement, which default has remained uncured for a period of more than thirty (30) days, the Series A Preferred.

         "Liquidation Preference" with respect to a share of Series B Preferred shall mean $1.00.

         "Market Price" shall mean, per share of Common Stock on any date specified herein: (a) the closing price per share of the Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by Nasdaq and reported by any member firm of the NYSE selected by the Corporation. If neither (a), (b) or (c) is applicable, Market Price shall mean the Fair Market Value per share determined in good faith by the Board of Directors of the Corporation which shall be deemed to be Fair Market Value unless holders of at least 50% of the outstanding shares of Series B Preferred request that the Corporation obtain an opinion of a nationally recognized investment banking firm chosen by such holders and the Corporation (at the Corporation's expense), in which event Fair Market Value shall be as determined by such investment banking firm.

         "Nasdaq" shall mean any inter-dealer quotation system owned and operated by the National Association of Securities Dealers, Inc., or any affiliate or subsidiary thereof.

         "NYSE" shall mean the New York Stock Exchange, Inc.

Global Energy Group, Inc.
Certificate of Designation
Series B Preferred Stock
Page 11

         "Parity Stock" shall mean any capital stock of the Corporation, other than Senior Stock, ranking on a par (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred, including, at any time as of which there exists a material default by GEAG under the Series B Purchase Agreement, which default has remained uncured for a period of more than thirty
(30) days, the Series A Preferred.

         "Person" shall mean any individual, firm, corporation, partnership, limited liability company trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall any successor (by merger) of such entity.

         "Prior Lender" and "Prior Lenders" shall mean and refer to Quest Capital Alliance, L.L.C., a Missouri limited liability company; Robert J. Smith, an individual with a principal residence in Springfield, Missouri; Joseph H. Richardson, an individual with a principal residence in Pittsburgh, Pennsylvania; and Peter E. Toomey, an individual with a principal residence in Pittsburgh, Pennsylvania.

         "Prior Loan" and "Prior Loans" shall mean and refer to each loan to the Corporation by, and all indebtedness of the Corporation to, anyone or more of the Prior Lenders that is or was incurred by the Corporation on or before the first date on which shares of Series B Preferred are issued and outstanding, along with all interest thereon and other amounts due or payable by the Corporation with respect thereto.

         "Senior Stock" shall mean any capital stock of the Corporation ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred.

         "Series A Preferred" shall mean the Corporation's 6% Redeemable Preferred Stock, Series A.

         "Series A Purchase Agreement" and "Series A Purchase Agreements" shall mean and refer to those four separate agreements, each titled "Series A Purchase Agreement" and each dated January 30, 2004 between the Corporation and each of the Prior Lenders, each as the same may be amended from time to time.

         "Series B Preferred" shall mean the Corporation's 6% Redeemable Preferred Stock, Series B.

         "Series B Purchase Agreement" shall mean the agreement, titled "Series B Purchase Agreement" and dated January 30,2004, between the Corporation and GEAG, as the same may be amended from time to time.

         "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

Global Energy Group, Inc.
Certificate of Designation
Series B Preferred Stock
Page 12

         "Trading Day" shall mean a day on which the national securities exchanges are open for trading.

Section 11.       Modification or Amendment.

         Except as specifically set forth herein, modifications or amendments to this Certificate of Designation may be made by the Corporation at any time and from time to time with the consent of the holders of at least 50% of the then outstanding shares of Series B Preferred, and at least 50% of the then outstanding shares of each class and series of Senior Stock, and at least 50% of the then outstanding shares of each class and series of Parity Stock. No modification or amendment to this Certificate of Designation shall require the vote, approval or consent by or of any shares of Common Stock or other Junior Stock or any holders thereof.

         IN WITNESS WHEREOF, Global Energy Group, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 30th day of January, 2004.

                                         GLOBAL ENERGY GROUP, INC.

                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
Title:
      --------------------------------------

Global Energy Group, Inc.
Certificate of Designation
Series B Preferred Stock
Page 13